Exhibit 10.6

EMPLOYEE MATTERS AGREEMENT
by and between
THE MADISON SQUARE GARDEN COMPANY
(TO BE RENAMED MSG NETWORKS INC.)
and
MSG SPINCO, INC.
(TO BE RENAMED THE MADISON SQUARE GARDEN COMPANY)
Dated as of September 11, 2015

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Exhibits

Exhibit A	MSG Networks Retained Retirement Plans
Exhibit B	Spinco Retained Retirement Plans
Exhibit C	MSG Networks Retained Multi-Employer Benefit Plans
Exhibit D	Spinco Retained Multi-Employer Benefit Plans
Exhibit E	MSG Networks Health & Welfare Plans
Exhibit F	MSG Networks Union Relationships
Exhibit G	Spinco Union Relationships

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EMPLOYEE MATTERS AGREEMENT
THIS EMPLOYEE MATTERS AGREEMENT (the “ Agreement ”), dated as of September 11, 2015, is by and between The Madison Square Garden Company (to be renamed MSG Networks Inc.), a Delaware corporation (“ MSG Networks ”), and MSG Spinco, Inc. (to be renamed The Madison Square Garden Company), a Delaware corporation and an indirect wholly-owned subsidiary of MSG Networks (“ Spinco ,” and, together with MSG Networks, each, a “ Party ” and collectively, the “ Parties ”).
RECITALS
WHEREAS , the Board of Directors of MSG Networks has determined that it is in the best interests of MSG Networks to separate the Spinco Business and the MSG Networks Business into two public companies, on the terms and subject to the conditions set forth in the Distribution Agreement (as defined below);
WHEREAS , in order to effectuate the foregoing, MSG Networks and Spinco have entered into a Distribution Agreement, dated as of September 11, 2015 (the “ Distribution Agreement ”), pursuant to which and subject to the terms and conditions set forth therein, the Spinco Business shall be separated from the MSG Networks Business, and all of the issued and outstanding Class A Common Stock, par value $0.01 per share, of Spinco and Class B Common Stock, par value $0.01 per share, of Spinco (collectively, the “ Spinco Common Stock ”) beneficially owned by MSG Networks shall be distributed (the “ Distribution ”) on a pro rata basis to the holders of the issued and outstanding Class A Common Stock, par value $0.01 per share, of MSG Networks and Class B Common Stock, par value $0.01 per share, of MSG Networks (collectively, the “ MSG Networks Common Stock ”); and
WHEREAS , MSG Networks and Spinco have agreed to enter into this Agreement for the purpose of allocating Assets, Liabilities and responsibilities with respect to certain employee compensation and benefit plans, programs and arrangements, and certain employment matters between and among them.
NOW , THEREFORE , in consideration of the premises and of the respective agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions . As used in this Agreement, the following terms shall have the meanings set forth below:
“ 401(k) Plans ” shall have the meaning ascribed thereto in Section 4.1 of this Agreement.

“ Action ” means any claim, demand, complaint, charge, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.
“ Agreement ” shall have the meaning ascribed thereto in the preamble to this Agreement, including all the exhibits hereto, and all amendments made hereto from time to time.
“ Asset ” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wherever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.
“ Cash Balance Pension Plan ” means the MSG Holdings, L.P. Cash Balance Pension Plan or any successor thereto.
“ COBRA ” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.
“ Code ” means the U.S. Internal Revenue Code of 1986, as amended.
“ Control ” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.
“ Distribution ” shall have the meaning ascribed thereto in the recitals to this Agreement, as the same is further described in the Distribution Agreement.
“ Distribution Agreement ” shall have the meaning ascribed thereto in the recitals to this Agreement.
“ Distribution Date ” shall have the meaning ascribed thereto in the Distribution Agreement.
“ DOL ” means the U.S. Department of Labor.
“ Effective Date ” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
“ Equity Compensation ” means, collectively, the MSG Networks Options, MSG Networks RSUs, Spinco Options, and Spinco RSUs.
“ ERISA ” means the Employee Retirement Income Security Act of 1974, as amended.
“ Fixed Performance Awards ” shall have the meaning ascribed thereto in Section 8.1(a) of this Agreement.

“ Former MSG Networks Employee ” means:

i.	with respect to an individual whose MSG Networks Group employment terminated prior to the Distribution Date, any such individual whose last position was in the Media division (including, without limitation, Fuse); and

ii.	with respect to an individual whose MSG Networks Group employment terminated on or after the Distribution Date, any former employee of any member of the MSG Networks Group.
Any individual who is an employee of any member of the Spinco Group on the Distribution Date or a Former Spinco Employee shall not be a Former MSG Networks Employee.
“ Former Spinco Employee ” means:

i.	with respect to an individual whose MSG Networks Group employment terminated prior to the Distribution Date, any such individual whose last position was not in the Media division; and

ii.	with respect to an individual whose Spinco Group employment terminated on or after the Distribution Date, any former employee of any member of the Spinco Group.
Any individual who is an employee of any member of the MSG Networks Group on the Distribution Date or a Former MSG Networks Employee shall not be a Former Spinco Employee.
“ Governmental Authority ” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official, the NYSE, NASDAQ or other regulatory, administrative or governmental authority.
“ Group ” means the MSG Networks Group and/or the Spinco Group, as the context requires.
“ HIPAA ” means the Health Insurance Portability and Accountability Act of 1996, as amended.
“ Information ” shall mean all information, whether in written, oral, electronic or other tangible or intangible form, stored in any medium, including non-public financial information, studies, reports, records, books, accountants’ work papers, contracts, instruments, flow charts, data, communications by or to attorneys, memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product) and other financial, legal, employee or business information or data.
“ IRS ” means the U.S. Internal Revenue Service.
“ Law ” means all laws, statutes and ordinances and all regulations, rules and other pronouncements of Governmental Authorities having the effect of law of the U.S., any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof.

“ Liabilities ” means all debts, liabilities, obligations, responsibilities, Losses, damages (whether compensatory, punitive, or treble), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including without limitation those arising under or in connection with any Law, Action, threatened Action, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third-party administrators and costs related thereto or to the investigation or defense thereof.
“ Loss ” means any claim, demand, complaint, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties, loss, liability, payment, cost or expense arising out of, relating to or in connection with any Action.
“ MSG Networks ” shall have the meaning ascribed thereto in the preamble to this Agreement.
“ MSG Networks Business ” means all businesses and operations conducted by the MSG Networks Group from time to time, whether prior to, at or after the Distribution Date, other than the Spinco Business.
“ MSG Networks Common Stock ” shall have the meaning ascribed thereto in the recitals to this Agreement.
“ MSG Networks Compensation Committee ” means the Compensation Committee of the Board of Directors of MSG Networks.
“ MSG Networks Director ” means any individual who is a current or former non-employee director of MSG Networks as of the Distribution Date.
“ MSG Networks Employee ” means any individual who, immediately following the Distribution Date, will be employed by MSG Networks or any member of the MSG Networks Group in a capacity considered by MSG Networks to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).
“ MSG Networks Flexible Spending Accounts Plan ” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.

“ MSG Networks Group ” means, as of the Distribution Date, MSG Networks and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The MSG Networks Group shall not include any member of the Spinco Group.
“ MSG Networks Health & Welfare Plans ” shall have the meaning ascribed thereto in Section 6.1(a) of this Agreement.
“ MSG Networks Liabilities ” means all Liabilities assumed or retained by any member of the MSG Networks Group pursuant to this Agreement.
“ MSG Networks Option ” means an option to buy MSG Networks Class A Common Stock granted pursuant to an MSG Networks Share Plan (including the options adjusted for the Distribution) and outstanding as of the Distribution Date.
“ MSG Networks Participant ” means any individual who, immediately following the Distribution Date, is an MSG Networks Employee, a Former MSG Networks Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
“ MSG Networks Plan ” means any Plan sponsored, maintained or contributed to by MSG Networks or any of its Subsidiaries, including the MSG Networks Retained Retirement Plans, MSG Networks Share Plans, MSG Networks Flexible Spending Accounts Plan, MSG Networks Retiree Medical Program, MSG Networks Health & Welfare Plans and MSG Networks Retained Multi-Employer Benefit Plans, but excluding the MSG Holdings, L.P. Cash Balance Pension Plan and the Retirement Plan for Licensed Ushers and Ticket Takers Local No. 176 of the Service Employees’ International Union, AFL-CIO.
“ MSG Networks Retained Multi-Employer Benefit Plans ” means the multi-employer plans that are listed on Exhibit C .
“ MSG Networks Retained Retirement Plans ” means the retirement plans that are listed on Exhibit A.
“ MSG Networks RSU ” means a restricted stock unit representing an unfunded and unsecured promise to deliver a share of MSG Networks Class A Common Stock, or cash or other property equal in value to the share of MSG Networks Class A Common Stock, that is granted pursuant to an MSG Networks Share Plan and outstanding as of the Distribution Date.
“ MSG Networks Share Plans ” means, collectively, any stock option or stock incentive compensation plan or arrangement, including equity award agreements, maintained before the Distribution Date for employees, officers or non-employee directors of MSG Networks or its Subsidiaries or affiliates, as amended.
“ MSG Networks Stock Investment Option ” means the unitized stock fund investment option offered under the MSG Holdings, L.P. 401(k) Savings Plan, with a value based on the value of MSG Networks Common Stock and the cash liquidity component.
“ NASDAQ ” means The NASDAQ Stock Market LLC.

“ NYSE ” means the New York Stock Exchange.
“ Participating Company ” means MSG Networks and any Person (other than an individual) participating in an MSG Networks Plan.
“ Party ” and “ Parties ” shall have the meanings ascribed thereto in the preamble to this Agreement.
“ Person ” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or governmental, or any agency or political subdivision thereof.
“ Plan ” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), entered into, sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
“ Service Crediting Date ” shall have the meaning ascribed thereto in Section 2.3(b)(i) of this Agreement.
“ Spinco ” shall have the meaning ascribed thereto in the preamble to this Agreement.
“ Spinco Business ” means all businesses and operations conducted by the Spinco Group from time to time, whether prior to, at or after the Distribution Date, including the businesses and operations conducted by the Spinco Group as more fully described in the Spinco Information Statement and excluding the MSG Networks Business.
“ Spinco Common Stock ” shall have the meaning ascribed thereto in the recitals to this Agreement.
“ Spinco Director ” means any individual who is a current non-employee director of Spinco as of the Distribution Date.
“ Spinco Employee ” means any individual who, immediately following the Distribution Date, will be employed by Spinco or any member of the Spinco Group in a capacity considered by Spinco to be common law employment, including active employees and employees on vacation and approved leaves of absence (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves).

“ Spinco Excess 401(k) Savings Plan ” shall have the meaning ascribed thereto in Section 5.3(a) .
“ Spinco Excess Cash Balance Plan ” shall have the meaning ascribed thereto in Section 5.1(a) .
“ Spinco Excess Retirement Plan ” shall have the meaning ascribed thereto in Section 5.1(a) of this Agreement.
“ Spinco Flexible Spending Accounts Plan ” shall have the meaning ascribed thereto in Section 6.2 of this Agreement.
“ Spinco Group ” means, as of the Distribution Date, Spinco and each of its former and current Subsidiaries (or any predecessor organization thereof), and any corporation or entity that may become part of such Group from time to time thereafter. The Spinco Group shall not include any member of the MSG Networks Group.
“ Spinco Health & Welfare Plans ” shall have the meaning ascribed thereto in Section 6.1 of this Agreement.
“ Spinco Information Statement ” means the definitive information statement distributed to holders of MSG Networks Common Stock in connection with the Distribution and filed with the Securities and Exchange Commission (the “ SEC ”) as Exhibit 99.1 to the registration statement on Form 10 filed with the Commission to effect the registration of the Spinco Class A Common Shares pursuant to the Securities Exchange Act of 1934, as amended, or as an exhibit to a Form 8-K of Spinco.
“ Spinco Liabilities ” means all Liabilities assumed or retained by any member of the Spinco Group pursuant to this Agreement.
“ Spinco Option ” means an option to buy Spinco Class A Common Stock granted pursuant to a Spinco Share Plan and granted in connection with the Distribution.
“ Spinco Participant ” means any individual who, immediately following the Distribution Date, is a Spinco Employee, a Former Spinco Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
“ Spinco Plan ” means any Plan sponsored, maintained or contributed to by any member of the Spinco Group, including the Spinco Retained Retirement Plans, Spinco Share Plans, Spinco Flexible Spending Accounts Plan, the Spinco Retiree Medical Program, Spinco Health & Welfare Plans and Spinco Retained Multi-Employer Benefit Plans.
“ Spinco Retained Multi-Employer Benefit Plans ” means the multi-employer plans that are listed on Exhibit D .
“ Spinco Retained Retirement Plans ” means the retirement plans that are listed on Exhibit B .

“ Spinco RSU ” means a restricted stock unit representing an unfunded and unsecured promise to deliver a share of Spinco Class A Common Stock, or cash or other property equal in value to the share of Spinco Class A Common Stock, that is granted pursuant to a Spinco Share Plan and granted in connection with the Distribution.
“ Spinco Share Plans ” means the Spinco 2015 Employee Stock Plan, Spinco 2015 Stock Plan For Non-Employee Directors and any stock plan or stock incentive arrangement, including equity award agreements, entered into by Spinco in connection with the Distribution.
“ Spinco Stock Investment Option ” means the unitized stock fund investment option to be offered under the MSG Networks 401(k) Savings Plan, with a value based on the value of Spinco Common Stock and the cash liquidity component, subject to the limitations set forth in Section 4.2(b) .
“ Subsidiary ” has the same meaning as provided in the Distribution Agreement.
“ Transition Period ” means, with respect to each MSG Networks Plan in which any Spinco Group member is a Participating Company, the period of time beginning on the Distribution Date and ending on the date Spinco establishes a corresponding Plan and allows participation in such Plan, which shall be no later than the Effective Date. The Transition Period may be extended beyond the Effective Date if both Parties agree to the extension, and such agreement shall not be unreasonably withheld.
“ Transition Period End Date ” means the last day of each applicable Transition Period.
“ U.S. ” means the United States of America.
Section 1.2 General Interpretive Principles . Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires. The words “hereof,” “herein,” “hereunder,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and references to Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. Any reference to any federal, state, local or non-U.S. statute or Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
ARTICLE II
GENERAL PRINCIPLES
Section 2.1 Assumption and Retention of Liabilities; Related Assets .
(a) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, MSG Networks shall, or shall cause one or more members of the MSG Networks Group to, assume or retain and MSG Networks hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all MSG Networks Plans ( provided that, as between MSG Networks and Spinco, Spinco shall be responsible for certain of those Liabilities pursuant to Section 2.1(b) of this Agreement), (ii) all

Liabilities with respect to the employment, retirement, service, termination of employment or termination of service of all MSG Networks Employees, Former MSG Networks Employees, MSG Networks Directors, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the MSG Networks Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the MSG Networks Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the MSG Networks Group, and (iii) any other Liabilities expressly assumed by or retained by MSG Networks or any of its Subsidiaries under this Agreement, including liabilities retained pursuant to Article V of this Agreement. For purposes of clarification and the avoidance of doubt, (x) the Liabilities assumed or retained by the MSG Networks Group as provided for in this Section 2.1(a) are intended to be MSG Networks Liabilities as such term is defined in the Distribution Agreement, and (y) the Parties intend that such Liabilities assumed or retained by the MSG Networks Group include the retirement benefits and health and welfare plan benefits under the MSG Networks Plans for all MSG Networks Employees, Former MSG Networks Employees, their dependents, beneficiaries, alternate payees and surviving spouses.
(b) As of the Distribution Date, except as otherwise expressly provided for in this Agreement, Spinco shall, or shall cause one or more members of the Spinco Group to, assume or retain and Spinco hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all Spinco Plans, (ii) all Liabilities with respect to the employment, service, retirement, termination of employment or termination of service of all Spinco Employees, Former Spinco Employees, their dependents and beneficiaries and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Spinco Group or in any other employment, non-employment, or retainer arrangement or relationship with any member of the Spinco Group), and (iii) any other Liabilities expressly assumed or retained by Spinco or any of its Subsidiaries under this Agreement. For purposes of clarification and the avoidance of doubt, the Liabilities assumed or retained by the Spinco Group as provided for in this Section 2.1(b) are intended to be Spinco Liabilities as such term is defined in the Distribution Agreement.
(c) From time to time after the Distribution, Spinco shall promptly reimburse MSG Networks, upon MSG Networks’ presentation of such substantiating documentation as Spinco shall reasonably request, for the cost of any Liabilities satisfied by MSG Networks or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of Spinco or any of its Subsidiaries.
(d) From time to time after the Distribution, MSG Networks shall promptly reimburse Spinco, upon Spinco’s presentation of such substantiating documentation as MSG Networks shall reasonably request, for the cost of any Liabilities satisfied by Spinco or its Subsidiaries that are, or that have been made pursuant to this Agreement, the responsibility of MSG Networks or any of its Subsidiaries.

Section 2.2 Spinco Participation in MSG Networks Plans .
(a) During the Transition Period . Except for the MSG Networks Plans described in Articles III , V , VII and VIII herein, until the Transition Period End Date, Spinco and each member of the Spinco Group that presently participates in a particular MSG Networks Plan may continue to be a Participating Company in such MSG Networks Plan, and MSG Networks and Spinco shall take all necessary action to effectuate each such continuation. Spinco and each member of the Spinco Group shall pay MSG Networks for any Spinco Employee or Former Spinco Employee’s participation in the MSG Networks Plans.
(b) After the Transition Period . Except as otherwise expressly provided for in this Agreement, effective as of the Transition Period End Date, Spinco and each member of the Spinco Group shall cease to be a Participating Company in the corresponding MSG Networks Plan, and MSG Networks and Spinco shall take all necessary action to effectuate each such cessation.
Section 2.3 Service Recognition .
(a) Pre-Distribution Service Credit . Spinco shall give each Spinco Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any Spinco Plan for such Spinco Participant’s service with any member of the MSG Networks Group prior to the Distribution Date to the same extent such service was recognized by the corresponding MSG Networks Plans immediately prior to the Distribution Date; provided , however , that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.
(b) Post-Distribution Service Crediting for the MSG Networks Retained Retirement Plans and Spinco Retained Retirement Plans . Each of MSG Networks and Spinco (acting directly or through their respective Subsidiaries) shall cause each of the MSG Networks Retained Retirement Plans and the Spinco Retained Retirement Plans, respectively, to provide the following service crediting rules effective as of the Distribution Date:
(i) If an MSG Networks Employee who participates in, or is eligible to participate but as of December 31, 2016 (the “ Service Crediting Date ”) is not participating in, any of the MSG Networks Retained Retirement Plans becomes employed by a member of the Spinco Group on or after the Distribution Date, but on or before the Service Crediting Date, and such MSG Networks Employee has been continuously employed by the MSG Networks Group from the Distribution Date through the date such MSG Networks Employee commences active employment with a member of the Spinco Group, then such MSG Networks Employee’s service with the MSG Networks Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the corresponding Spinco Retained Retirement Plans, in each case to the same extent as such MSG Networks Employee’s service with the MSG Networks Group was recognized under the corresponding MSG Networks Retained Retirement Plans, if any.

(ii) If a Spinco Employee becomes employed by a member of the MSG Networks Group prior to the Service Crediting Date and such Spinco Employee is continuously employed by the Spinco Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the MSG Networks Group, then such Spinco Employee’s service with the Spinco Group following the Distribution Date shall be recognized for purposes of eligibility, vesting and level of benefits under the corresponding MSG Networks Retained Retirement Plans, in each case to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the corresponding Spinco Retained Retirement Plans, if any.
(iii) Notwithstanding anything in this Agreement to the contrary, for the period commencing on the Distribution Date until the Service Crediting Date, the MSG Networks Retained Retirement Plans and the Spinco Retained Retirement Plans (other than the Cash Balance Pension Plan) shall provide that no break in service occurs with respect to any MSG Networks Employee or Spinco Employee who is hired or rehired by any member of the Spinco Group or the MSG Networks Group after the termination of such MSG Networks Employee’s or Spinco Employee’s employment with either the MSG Networks Group or the Spinco Group within such period.
(iv) Notwithstanding anything in this Agreement to the contrary, the employment service with the MSG Networks Group or the Spinco Group shall not be double counted or result in duplicative benefits or service crediting under any MSG Networks Retained Retirement Plan or Spinco Retained Retirement Plan.
(c) Post-Distribution Service Crediting for the MSG Networks and Spinco Health & Welfare Plans .
(i) If an MSG Networks Employee who participates in any of the MSG Networks Health & Welfare Plans becomes employed by a member of the Spinco Group on or after the Distribution Date, but on or before the Service Crediting Date, and such MSG Networks Employee has been continuously employed by the MSG Networks Group from the Distribution Date through the date such MSG Networks Employee commences active employment with a member of the Spinco Group, then such MSG Networks Employee’s services with the MSG Networks Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding Spinco Health & Welfare Plans, in each case to the same extent as such MSG Networks Employee’s service with the MSG Networks Group was recognized under the corresponding MSG Networks Health & Welfare Plan.
(ii) If a Spinco Employee who participates in any of the Spinco Health & Welfare Plans becomes employed by a member of the MSG Networks Group on or after the Distribution Date, but on or before the Service Crediting Date, and such Spinco Employee has been continuously employed by the Spinco Group from the Distribution Date through the date such Spinco Employee commences active employment with a member of the MSG Networks Group, then such Spinco Employee’s services with the Spinco Group following the Distribution Date shall be recognized for purposes of eligibility under the corresponding MSG Networks Health & Welfare Plans, in each case to the same extent as such Spinco Employee’s service with the Spinco Group was recognized under the corresponding Spinco Health & Welfare Plans.

ARTICLE III
U.S. QUALIFIED DEFINED BENEFIT PLAN
Section 3.1 Transfer of Cash Balance Pension Plan to Spinco . As of the Distribution Date, MSG Networks shall transfer to Spinco all of the assets in the trust underlying the Cash Balance Pension Plan, and Spinco shall assume and be responsible for all Liabilities under the Cash Balance Pension Plan. As of the Distribution Date, Spinco shall cause the Cash Balance Pension Plan (or a successor thereto) to recognize and maintain all existing elections, including beneficiary designations, payment form elections and rights of alternate payees under qualified domestic relations orders in existence prior to the Distribution Date.
Section 3.2 Cash Balance Pension Plan Freeze . The Parties acknowledge that prior to the Distribution Date, the Cash Balance Pension Plan (or a successor thereto) has been amended to (a) freeze the Cash Balance Pension Plan (or a successor thereto) to new participants and future benefit accruals effective as of December 31, 2015, (b) provide that, following the Distribution Date through December 31, 2015, service with either MSG Networks or Spinco shall count as continued service for all purposes under such plan (other than 2015 benefits accrual service for MSG Networks Employees and Former MSG Networks Employees, it being understood that 2015 benefits accrual service credit for such individuals is addressed in Section 3.3 ) and (c) provide that, following December 31, 2015, service with either MSG Networks or Spinco shall count as continued service for vesting and early retirement subsidies purposes under such plan.
Section 3.3 MSG Networks Participant Credit . At such time as Spinco allocates 2015 service credits to Cash Balance Pension Plan participants, Spinco shall cause the Cash Balance Pension Plan to credit each MSG Networks Participant with “Compensation” (as defined in the Cash Balance Pension Plan) in respect of calendar year 2015 equal to the “Compensation” earned by such MSG Networks Participant from January 1, 2015 through September 30, 2015, times a fraction (a) the numerator of which is the lesser of 365 or the number of days elapsed from January 1, 2015 through the date of the MSG Networks Participant’s termination of employment from the MSG Networks Group, and (b) the denominator of which is the number of days elapsed from January 1, 2015 through the Distribution Date.
ARTICLE IV
U.S. QUALIFIED DEFINED CONTRIBUTION PLANS
Section 4.1 401(k) Plans . On or prior to the Distribution Date, MSG Networks and Spinco shall take all necessary actions to convert both of the MSG Holdings, L.P. 401(k) Savings Plan and the MSG Holdings, L.P. 401(k) Union Plan (collectively, the “ 401(k) Plans ”) into multiple employer plans and add Spinco as the sponsor and a contributing employer to such plans. On and after the Distribution Date, Spinco Participants who, immediately prior to the Distribution Date were participants in, or entitled to, future benefits under either of the 401(k) Plans shall continue to participate in such 401(k) Plan on the same terms and conditions as applied prior to the Distribution Date, as may be modified from time to time. On and after the Distribution Date, all contributions payable to the 401(k) Plans with respect to Spinco Participants, determined in accordance with the terms of the 401(k) Plans, ERISA and the Code, shall be paid by Spinco to the 401(k) Plans.
Section 4.2 Stock Investment Options .
(a) No deferrals, employee contributions, employer contributions or exchanges into the MSG Networks Stock Investment Option shall be permitted to be made by MSG Networks Participants or Spinco Participants following the Distribution Date. No deferrals, employee contributions, employer contributions or exchanges into the Spinco Stock Investment Option shall be permitted to be made by MSG Networks Participants or Spinco Participants following the Distribution Date.
(b) The 401(k) Plans will be amended as of the Distribution Date to: (i) create a Spinco Stock Investment Option; (ii) enable the Spinco Stock Investment Option to receive shares of Spinco Common Stock to be distributed in the Distribution on behalf of participants in the 401(k) Plans; and (iii) provide that, following the Distribution, no new amounts may be contributed to the MSG Networks Stock Investment Option or the Spinco Stock Investment Option, whether through employee contributions, employer contributions or exchanges.
Section 4.3 Investment and Benefits Committee . Effective as of the Distribution Date, Spinco shall establish an Investments and Benefits Committee, which will administer the 401(k) Plans. MSG Networks (through its Investment and Benefits Committee) will have mutually agreed representation for purposes of administering the 401(k) Plans.
ARTICLE V
NONQUALIFIED PLANS
Section 5.1 Excess Cash Balance Pension Plan .
(a) No later than the Distribution Date, Spinco shall establish and make payments pursuant to a non-qualified defined benefit pension plan (the “ Spinco Excess Cash Balance Plan ”) to provide non-qualified retirement benefits to eligible Spinco Employees and shall assume the Liabilities of the MSG Holdings, L.P. Excess Cash Balance Plan relating to Spinco Employees. For the avoidance of doubt, Spinco shall not assume, and MSG Networks shall remain responsible for, any Liabilities of the MSG Holdings, L.P. Excess Cash Balance Plan relating to any individual who is no longer employed by the MSG Networks Group or the Spinco Group as of the Distribution Date.
(b) As of the effective date of the Spinco Excess Cash Balance Plan, Spinco (acting directly or through its Subsidiaries) shall cause the Spinco Excess Cash Balance Plan to recognize and maintain all existing beneficiary designations with respect to Spinco Employees under the MSG Holdings, L.P. Excess Cash Balance Plan.
(c) The Parties agree that the Liabilities of the MSG Holdings, L.P. Excess Cash Balance Plan relating to Spinco Employees shall be transferred to the Spinco Excess Cash Balance Plan effective as of the Distribution Date.

(d) The Parties acknowledge that prior to the Distribution Date, the MSG Holdings, L.P. Excess Cash Balance Plan and the Spinco Excess Cash Balance Plan have each been amended to freeze each respective plan to new participants and future benefit accruals effective as of December 31, 2015.
Section 5.2 Excess Retirement Plan .
(a) No later than the Distribution Date, Spinco shall establish and make payments pursuant to a non-qualified defined benefit pension plan (the “ Spinco Excess Retirement Plan ”) to provide non-qualified retirement benefits to eligible Spinco Employees and shall assume the Liabilities of the MSG Holdings, L.P. Excess Retirement Plan relating to Spinco Employees. For the avoidance of doubt, Spinco shall not assume, and MSG Networks shall remain responsible for, any Liabilities of the MSG Holdings, L.P. Excess Retirement Plan relating to any individual who is no longer employed by the MSG Networks Group or the Spinco Group as of the Distribution Date.
(b) As of the effective date of the Spinco Excess Retirement Plan, Spinco (acting directly or through its Subsidiaries) shall cause the Spinco Excess Retirement Plan to recognize and maintain all existing beneficiary designations with respect to Spinco Employees under the MSG Holdings, L.P. Excess Retirement Plan.
(c) The Parties agree that, effective as of the Distribution Date, the Liabilities of the MSG Holdings, L.P. Excess Retirement Plan relating to Spinco Employees shall be transferred to the Spinco Excess Retirement Plan.
Section 5.3 Excess 401(k) Savings Plan .
(a) Establishment of the Spinco Excess 401(k) Savings Plan . No later than the Distribution Date, Spinco shall establish a defined contribution plan for the benefit of Spinco Employees (the “ Spinco Excess 401(k) Savings Plan ”) who, immediately prior to the effective date of the Spinco Excess 401(k) Savings Plan, were participants in, or entitled to, future benefits under the MSG Holdings, L.P. Excess 401(k) Savings Plan.
(b) Transfer of MSG Holdings, L.P. Excess 401(k) Savings Plan Accounts . No later than the Distribution Date, MSG Networks shall cause the accounts in the MSG Holdings, L.P. Excess 401(k) Savings Plan attributable to Spinco Employees to be transferred to the Spinco Excess 401(k) Savings Plan and Spinco shall cause the Spinco Excess 401(k) Savings Plan to accept such transfer of accounts in accordance with current practice and to assume and to fully perform, pay and discharge all Liabilities of the MSG Holdings, L.P. Excess 401(k) Savings Plan relating to the accounts of Spinco Employees as of the effective date of the Spinco Excess 401(k) Savings Plan. For the avoidance of doubt, Spinco shall not assume, and MSG Networks shall remain responsible for, any Liabilities of the MSG Holdings, L.P. Excess 401(k) Savings Plan relating to any individual who is no longer employed by the MSG Networks Group or the Spinco Group as of the Distribution Date.
(c) Continuation of Elections . As of the effective date of the Spinco Excess 401(k) Savings Plan, Spinco (acting directly or through its Subsidiaries) shall cause the Spinco Excess 401(k) Savings Plan to recognize and maintain all elections, including deferral elections and beneficiary designations with respect to Spinco Employees under the MSG Holdings, L.P. Excess 401(k) Savings Plan for the remainder of the period or periods for which such elections or designations are by their original terms applicable, to the extent such election or designation is available under the Spinco Excess 401(k) Savings Plan.
Section 5.4 Transferred Employees . Employees who transfer from MSG Networks to Spinco between the Distribution Date and the Service Crediting Date will not be eligible for an immediate distribution of their account balance from the MSG Holdings, L.P. Excess Cash Balance Plan, MSG Holdings, L.P. Excess Retirement Plan or the MSG Holdings, L.P. Excess 401(k) Savings Plan; instead, subject to compliance with any applicable requirements of Section 409A of the Code, any such account balance shall be transferred to the Spinco Excess Cash Balance Plan, Spinco Excess Retirement Plan or the Spinco Excess 401(k) Savings Plan on the date of transfer, and MSG Networks shall pay Spinco an amount equal to the vested account balance as of the transfer date within 30 days of such transfer date. Employees who transfer from Spinco to MSG Networks between the Distribution Date and the Service Crediting Date will not be eligible for an immediate distribution of their account balance from the Spinco Excess Cash Balance Plan, Spinco Excess Retirement Plan or the Spinco Excess 401(k) Savings Plan; instead, subject to compliance with any applicable requirements of Section 409A of the Code, any such account balance shall be transferred to the MSG Holdings, L.P. Excess Cash Balance Plan, MSG Holdings, L.P. Excess Retirement Plan or the MSG Holdings, L.P. Excess 401(k) Savings Plan on the date of transfer, and Spinco shall pay MSG Networks an amount equal to the vested account balance as of the transfer date within 30 days of such transfer date.
Section 5.5 No Separation from Service . The transactions provided for under this Agreement shall not constitute a separation from service or a termination of employment under the MSG Holdings, L.P. Excess Cash Balance Plan, MSG Holdings, L.P. Excess Retirement Plan, the Spinco Excess Retirement Plans, the MSG Holdings, L.P. Excess 401(k) Savings Plan or the Spinco Excess 401(k) Savings Plan, each of which shall provide that no distribution of retirement benefits shall be made to any Spinco Employee on account of these transactions.
ARTICLE VI
U.S. HEALTH AND WELFARE PLANS
Section 6.1 Health and Welfare Plans Maintained by MSG Networks Prior to the Distribution Date .
(a) Establishment of the Spinco Health & Welfare Plans . MSG Networks or one or more of its Subsidiaries maintain each of the health and welfare plans set forth on Exhibit E attached hereto (the “ MSG Networks Health & Welfare Plans ”) for the benefit of eligible MSG Networks Participants and Spinco Participants. Effective as of January 1, 2016 (the “ Effective Date ”), Spinco shall, or shall cause one of its Subsidiaries to, adopt health and welfare plans for the benefit of eligible Spinco Participants (collectively, the “ Spinco Health & Welfare Plans ”).
(b) Terms of Participation in Spinco Health & Welfare Plans . Spinco (acting directly or through its Subsidiaries) shall cause all Spinco Health & Welfare Plans, if applicable, to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Spinco Participants, other than limitations that were in effect with respect to Spinco Participants immediately prior to the Effective Date, (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Spinco Participant immediately prior to the Effective Date to the extent such Spinco Participant had satisfied any similar limitation under the analogous MSG Networks Health & Welfare Plan, and (iii) in the case of self-insured Spinco Health & Welfare Plans, provide credit for all benefits paid to Spinco Participants under the MSG Networks Health & Welfare Plans for purposes of determining when such persons have reached their lifetime maximums under the Spinco Health & Welfare Plan. Notwithstanding the foregoing, in the event that any Spinco Participant, Former Spinco Employee, or dependent thereof is confined to a facility for treatment as of the Effective Date, such persons nevertheless shall become covered under Spinco Health & Welfare Plans as of such date, and shall cease being covered under MSG Networks Health & Welfare Plans as of such date.
Section 6.2 Flexible Spending Accounts Plan . As of the Effective Date, Spinco (acting directly or through its Subsidiaries) shall establish a flexible spending accounts plan (the “ Spinco Flexible Spending Accounts Plan ”) with features that are comparable to those contained in the flexible spending accounts plan maintained by MSG Networks for the benefit of Spinco Participants immediately prior to the Effective Date (the “ MSG Networks Flexible Spending Accounts Plan ”). Following the Effective Date, Spinco Participants that presently participate in the MSG Networks Flexible Spending Accounts Plan may submit, for reimbursement in accordance with the MSG Networks Flexible Spending Accounts Plan, claims for health costs incurred during the 2015 plan year and any applicable grace period thereafter, and MSG Networks shall be responsible for the payment of such claims. Spinco shall be entitled to retain the net positive balance, if any, of the Spinco Participants’ flexible spending accounts from the 2015 plan year. Spinco shall pay to MSG Networks the net negative balance, if any, of the Spinco Participants’ flexible spending accounts from the 2015 plan year. As of the Effective Date, Spinco shall be responsible for administering all reimbursement claims of Spinco Participants under the Spinco Flexible Spending Accounts Plan with respect to calendar year 2016 under the Spinco Flexible Spending Accounts Plan.
Section 6.3 Legal Plan . Any case initiated by a Spinco Participant under the MSG Networks Group Legal Plan prior to the Effective Date will continue under such plan until its completion regardless of whether the Spinco Participant enrolls in the Spinco Group Legal Plan after the Effective Date.
Section 6.4 COBRA and HIPAA . As of the Effective Date, Spinco (acting directly or through its Subsidiaries) shall assume, or shall have caused the Spinco Health & Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Spinco Participants who, as of the day prior to the Effective Date, were covered under an MSG Networks Health & Welfare Plan pursuant to COBRA or were eligible for COBRA under an MSG Networks Health & Welfare Plan and incur any COBRA claims after the Effective Date. MSG Networks shall be responsible for the claims incurred by Spinco Participants prior to the Effective Date, regardless of whether payments for such claims are made or due after the Effective Date. MSG Networks (acting directly or through its Subsidiaries) shall be responsible for administering compliance with the certificate of creditable coverage requirements of HIPAA applicable to the MSG Networks Health & Welfare

Plans with respect to Spinco Participants for the period ending on the Effective Date. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the MSG Networks Group to the Spinco Group or directly from the Spinco Group to the MSG Networks Group that occur before the Effective Date shall constitute a COBRA “qualifying event” for purposes of COBRA.
Section 6.5 Liabilities .
(a) Insured Benefits . With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, MSG Networks shall cause the MSG Networks Health & Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date) for the MSG Networks Health & Welfare Plans, and Spinco shall cause the Spinco Health & Welfare Plans to fully perform, pay and discharge all claims of Spinco Participants that are incurred on or after the Effective Date. With respect to claims of Spinco Participants that are incurred prior to the Effective Date (whether reported or unreported by the Effective Date), but after the Distribution Date, and paid by the MSG Networks Health & Welfare Plans, Spinco, as a Participating Company, shall pay MSG Networks for any administrative or other expenses.
(i) Long-Term Disability . Any Spinco Participant who is on long-term disability leave and receiving long-term disability benefits under the MSG Holdings L.P. Long Term Disability Plan as of the Effective Date shall continue to receive benefits under the MSG Holdings L.P. Long Term Disability Plan in accordance with the provisions of such Plan following the Effective Date.
(b) Self-Insured Benefits . With respect to employee welfare and fringe benefits that are provided on a self-insured basis, except as otherwise provided herein, Spinco (acting directly or through its Subsidiaries) shall cause the Spinco Health & Welfare Plans and the Spinco Retiree Medical Program to fully perform, pay and discharge all claims of Spinco Participants after the Effective Date that are incurred on or after the Effective Date. Except as provided otherwise herein, Spinco shall reimburse MSG Networks for the administrative and other expenses related to self-insured benefit claims paid by the MSG Networks Health & Welfare Plans or MSG Networks that were incurred prior to the Effective Date (whether reported or unreported by the Effective Date).
(i) Short-Term Disability .
(A) Any Spinco Participant who is on short-term disability leave and receiving short-term disability benefits under the MSG Holdings L.P. Short Term Disability Plan as of the Effective Date shall continue to receive short-term disability benefits under the MSG Holdings L.P. Short Term Disability Plan. Spinco, as a Participating Company, shall reimburse MSG Networks for all administrative and other expenses paid by the MSG Holdings L.P. Short Term Disability Plan or MSG Networks after the Effective Date. Spinco shall continue to pay any short-term disability benefits owed to a Spinco Participant under the MSG Holdings L.P. Short Term Disability Plan.

(B) Any Spinco Participant who is on a short-term disability leave as of the Effective Date, and who but for the transactions contemplated under the Distribution Agreement would have become eligible for long-term disability benefits in accordance with the provisions of the MSG Holdings L.P. Long Term Disability Plan, will continue to be eligible for long-term disability benefits under the MSG Holdings L.P. Long Term Disability Plan.
(c) Incurred Claim Definition . For purposes of this Section 6.5 , a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services or provision of supplies giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iv) with respect to a period of continuous hospitalization (or any medical or other service or supply performed or provided during the period of continuous hospitalization), upon the date of admission to the hospital.
Section 6.6 Time-Off Benefits . Spinco shall credit each Spinco Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as such Spinco Participant had with the MSG Networks Group as of the Distribution Date or as of an employee’s transfer date for an MSG Networks Employee who becomes a Spinco Employee prior to the Service Crediting Date. MSG Networks shall credit each MSG Networks Participant with the amount of accrued but unused vacation time, sick time and other time-off benefits as of an employee’s transfer date for a Spinco Employee who becomes an MSG Networks Employee prior to the Service Crediting Date. Notwithstanding the above, Spinco shall not be required to credit any Spinco Participant and MSG Networks shall not be required to credit any MSG Networks Participant with any accrual to the extent that a benefit attributable to such vacation time, sick time and other time-off benefits is paid by the MSG Networks Group or Spinco Group, respectively.
Section 6.7 Severance Pay Plans . The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Spinco Participant for purposes of any policy, plan, program or agreement of MSG Networks or Spinco or any member of the MSG Networks Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
ARTICLE VII
EQUITY COMPENSATION
Section 7.1 Equity Compensation . The Parties, including through instructions with their respective administrators and recordkeepers, shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate for the adjustment of the Equity Compensation under the MSG Networks Share Plans, for the issuance of the Equity Compensation under the Spinco Share Plans, and to coordinate the tax treatment of such Equity Compensation as set forth in this Article VII , all in a manner consistent with the resolutions adopted by the MSG Networks Compensation Committee in connection with the Distribution and the provisions of this Article VII .

Section 7.2 Taxes and Withholding .
(a) Options .
(i) Exercise Price .
(A) Upon the exercise of an MSG Networks Option, whether by an MSG Networks Employee, Former MSG Networks Employee, MSG Networks Director, Spinco Employee, Former Spinco Employee or Spinco Director, the Parties shall take steps to ensure that the exercise price is delivered to MSG Networks.
(B) Upon the exercise of a Spinco Option, whether by an MSG Networks Employee, Former MSG Networks Employee, MSG Networks Director, Spinco Employee, Former Spinco Employee or Spinco Director, the Parties shall take steps to ensure that the exercise price is delivered to Spinco.
(ii) Taxes .
(A) Upon exercise of an MSG Networks Option or Spinco Option, the employer or, in the case of a Former MSG Networks Employee or Former Spinco Employee, the former employer of such holder shall fund any employer taxes.
(B) Upon exercise of an MSG Networks Option or Spinco Option, the Parties shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer or, in the case of a Former MSG Networks Employee or Former Spinco Employee, the former employer of such holder.
(b) [ Intentionally Omitted .]
(c) Restricted Stock Units .
(i) Settlement .
(A) After the Distribution Date, MSG Networks shall be responsible for all Liabilities under MSG Networks RSUs, whether such MSG Networks RSUs are held by MSG Networks Employees, Former MSG Networks Employees, Spinco Employees, Former Spinco Employees and individuals who received such MSG Networks RSUs in their capacity as MSG Networks Directors. MSG Networks shall settle, and satisfy any dividend obligations with respect to, such MSG Networks

RSUs in accordance with the terms of the Madison Square Garden 2010 Employee Stock Plan and the Madison Square Garden 2010 Stock Plan for Non-Employee Directors.
(B) After the Distribution Date, Spinco shall be responsible for all Liabilities under Spinco RSUs, whether such Spinco RSUs are held by MSG Networks Employees, Former MSG Networks Employees, Spinco Employees or Former Spinco Employees. Spinco shall settle, and satisfy any dividend obligations with respect to, such Spinco RSUs in accordance with the terms of the Spinco 2015 Employee Stock Plan.
(ii) Taxes .
(A) Upon settlement of any MSG Networks RSU or Spinco RSU, other than an MSG Networks RSU that is held by an individual who received such MSG Networks RSU in his capacity as an MSG Networks Director, the employer, or, in the case of a Former MSG Networks Employee or Former Spinco Employee, the former employer, of such holder shall fund any employer taxes.
(B) Upon settlement of any MSG Networks RSU or Spinco RSU, other than an MSG Networks RSU that is held by an individual who received such MSG Networks RSU in his capacity as an MSG Networks Director, the Parties shall take steps to ensure that the applicable withholding amount is remitted in cash to the employer, or, in the case of a Former MSG Networks Employee or Former Spinco Employee, the former employer of such holder.
(C) MSG Networks will be responsible for any tax reporting obligations associated with any MSG Networks RSUs that are held by an individual who received such MSG Networks RSU in his capacity as an MSG Networks Director.
(d) Tax Deductions . With respect to the Equity Compensation held by individuals who are MSG Networks Employees or MSG Networks Directors at the time the Equity Compensation becomes taxable and individuals who are Former MSG Networks Employees at such time, MSG Networks shall claim any federal, state and/or local tax deductions after the Distribution Date, and Spinco shall not claim such deductions. With respect to the Equity Compensation held by individuals who are employees of the Spinco Group at the time the Equity Compensation becomes taxable and individuals who are Former Spinco Employees at such time, Spinco shall claim any federal, state and/or local tax deductions after the Distribution Date, and MSG Networks shall not claim such deductions. If either MSG Networks or Spinco determines in its reasonable judgment that there is a substantial likelihood that a tax deduction that was assigned to MSG Networks or Spinco pursuant to this Section 7.2 will instead be available only to the other party (whether as a result of a determination by the IRS, a change in the Code or the regulations or guidance thereunder, or otherwise), it will notify the other party and both Parties will negotiate in good faith to resolve the issue in accordance with the following principle: the party entitled to the deduction shall pay to the other party an amount that places the other party in a financial position equivalent to the financial position the party would have been in had the party received the deduction as intended under this Section 7.2 . Such amount shall be paid within 90 days of filing the last tax return necessary to make the determination described in the preceding sentence.
Section 7.3 Cooperation . In addition to any cooperation principles governed by Article X , if, after the Distribution Date, MSG Networks or Spinco identify an administrative error in the individuals identified as holding Equity Compensation, the amount of Equity Compensation so held, the vesting level of such Equity Compensation, or any other similar error, MSG Networks and Spinco shall mutually cooperate in taking such actions as are necessary or appropriate to place, as nearly as reasonably practicable, the individual and MSG Networks and Spinco in the position in which they would have been had the error not occurred. Each of the Parties shall establish an appropriate administration system in order to handle in an orderly manner exercises of MSG Networks Options and Spinco Options and the settlement of MSG Networks RSUs and Spinco RSUs. Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records with respect to Equity Compensation are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Securities Exchange Act of 1934 and other applicable Laws.
Section 7.4 SEC Registration . The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the Securities and Exchange Commission with respect to the long-term incentive awards to the extent any such registration statement is required by applicable Law.
Section 7.5 Savings Clause . The Parties hereby acknowledge that the provisions of this Article VII are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.
ARTICLE VIII
ADDITIONAL COMPENSATION AND BENEFITS MATTERS
Section 8.1 Cash Incentive Awards .
(a) Cooperation . The Parties shall use commercially reasonable efforts and shall cooperate in good faith to take all actions reasonably necessary or appropriate to achieve the treatment of annual or long-term cash incentive awards established under the MSG Networks 2010 Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by MSG Networks) as approved by the MSG Networks Compensation Committee prior to the Distribution in accordance with the terms of such Plans and the award agreements issued thereunder, including as set forth in this Section 8.1 . The Parties acknowledge that the performance-based awards granted in MSG Networks’ fiscal years 2014 and 2015 (where the performance objective(s) relates to performance periods ended June 30, 2016 and June 30, 2017, respectively) (collectively, the “ Fixed Performance Awards ”) have been amended or, with respect to proxy-reported officers, the MSG Networks Compensation Committee has exercised its negative discretion, to provide that the awards will be paid at the target value of the performance award, with payment subject to the terms and conditions of the award and continued employment with either MSG Networks or Spinco through the date the performance award vests.
(b) Liability .
(i) Effective as of the Distribution Date and subject to Section 8.2(c) , Spinco shall assume or retain, as applicable, responsibilities for all Liabilities, and fully perform, pay and discharge all Liabilities when such Liabilities become due, relating to any annual or long-term cash incentive awards, or portion of any such incentive awards, including awards established under the MSG Networks 2010 Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by MSG Networks), that any Spinco Participant is eligible to receive with respect to any performance period that ends after the Distribution Date and, effective as of the Distribution Date, MSG Networks shall have no obligations with respect to any such incentive awards.
(A) As soon as reasonably practicable, but in any event within 30 days, following each date that Spinco pays a Fixed Performance Award to a Spinco Participant who, immediately prior to the Distribution, was (a) a “corporate” employee of MSG Networks, MSG Networks will pay to Spinco an amount equal to 33% of the liability accrued by MSG Networks with respect to such Spinco Participant’s Fixed Performance Award as of the Distribution Date, or (b) an advertising sales employee in the Media division of MSG Networks, MSG Networks will pay to Spinco an amount equal to the liability accrued by MSG Networks with respect to such Spinco Participant’s Fixed Performance Award as of the Distribution Date.
(B) As soon as reasonably practicable, but in any event within 30 days, following the date that Spinco pays an annual cash incentive award established with respect to the fiscal year ending June 30, 2016 (“FY 2016”) under the MSG Networks 2010 Cash Incentive Plan (or the comparable non-executive annual incentive plan maintained by MSG Networks) to a Spinco Participant who, immediately prior to the Distribution, was (a) a “corporate” employee of MSG Networks, MSG Networks will pay to Spinco an amount equal to 33% of the liability accrued by MSG Networks with respect to such Spinco Participant’s annual award for FY 2016 as of the Distribution Date, or (b) an advertising sales employee in the Media division of MSG Networks, MSG Networks will pay to Spinco an amount equal to the liability accrued by MSG Networks with respect to such Spinco Participant’s annual award for FY 2016 as of the Distribution Date.

(ii) MSG Networks acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the MSG Networks Group or Spinco Group to any MSG Networks Participant.
(iii) Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any incentive, commission or other similar compensatory arrangement previously provided by any member of the MSG Networks Group or Spinco Group to any Spinco Participant.
(iv) Notwithstanding the foregoing, liabilities with respect to Fixed Performance Awards for executives dually employed by Spinco and MSG Networks following the Distribution shall be subject to Section 8.2(c) below.
Section 8.2 Individual Arrangements .
(a) MSG Networks Individual Arrangements . MSG Networks acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the MSG Networks Group or Spinco Group to any MSG Networks Participant.
(b) Spinco Individual Arrangements . Spinco acknowledges and agrees that, except as otherwise provided herein, it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, separation, severance, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the MSG Networks Group or Spinco Group to any Spinco Participant.
(c) Shared Executives . For purposes of this Agreement, for so long as any executive is employed by both MSG Networks and Spinco, such executive shall be considered to be a Spinco Employee with respect to all amounts and awards outstanding as of the Distribution Date except for amounts and awards explicitly retained by MSG Networks in writing. With respect to all such awards, MSG Networks shall pay to Spinco an amount equal to (a) 33% of the liability accrued by MSG Networks with respect to such award as of the Distribution Date, and (b) 30% of all liability accrued by Spinco with respect to such award after the Distribution Date. Such payment shall be made as soon as reasonably practicable, but in any event within 30 days, following the date that Spinco pays out the applicable award to the executive.
(d) Effect of the Distribution on Severance . The Parties acknowledge and agree that the transactions contemplated by the Distribution Agreement will not constitute a termination of employment of any Spinco Participant for purposes of any policy, plan, program or agreement of MSG Networks or Spinco or any member of the MSG Networks Group or Spinco Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.

(e) Rangers Arrangements . As of the Distribution Date, Spinco shall assume the compensation and/or salary arrangements, and any agreements and assets related thereto, in respect of Glen Sather, Kevin Stevens, Jaromir Jagr and Bradley Richards.
Section 8.3 Non-Competition . For the purpose of any non-compete provision in any MSG Networks Plan or any award thereunder, Spinco shall not be regarded as a “competitive entity.” For the purpose of any non-compete provision in any Spinco Plan or any award thereunder, MSG Networks shall not be regarded as a “competitive entity.” This Section 8.3 shall apply only so long as MSG Networks and Spinco remain under common Control.
Section 8.4 Collective Bargaining . To the extent any provision of this Agreement is contrary to the provisions of any collective bargaining agreement to which MSG Networks or Spinco or any of their respective Subsidiaries is a party, the terms of such collective bargaining agreement shall prevail. Should any provisions of this Agreement be deemed to relate to a topic determined by an appropriate authority to be a mandatory subject of collective bargaining, MSG Networks or Spinco may be obligated to bargain with the union representing affected employees concerning those subjects.
Section 8.5 Union Dues; Severance and Fringe Benefits . MSG Networks and its Subsidiaries shall retain responsibility for the payment of dues and severance and fringe benefit payments on behalf of MSG Networks Employees with respect to the unions set forth on Exhibit F . Spinco and its Subsidiaries shall retain responsibility for the payment of dues and severance and fringe benefit payments on behalf of Spinco Employees with respect to the unions set forth on Exhibit G .
Section 8.6 Director Programs . MSG Networks shall retain responsibility for the payment of any fees and MSG Networks RSUs payable in respect of service on the MSG Networks Board of Directors that are payable but not yet paid as of the Distribution Date, and Spinco shall have no responsibility for any such payments (to an individual who is a member of the Spinco Board of Directors as of the Distribution Date or otherwise).
Section 8.7 Sections 162(m)/409A . Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.
Section 8.8 2015 Administrative Bonus . It is understood that Spinco is expected to pay administrative (non-management) bonuses for calendar year 2015 (each, an “Admin Bonus”) to eligible employees in December 2015. As soon as reasonably practicable, but in any event within 30 days, following the date that Spinco pays an Admin Bonus to a Spinco Employee who, immediately prior to the Distribution, was (a) a “corporate” employee of MSG Networks, MSG Networks will pay to Spinco an amount equal to 33% of the liability accrued by MSG Networks with respect to such Spinco Employee’s Admin Bonus as of the Distribution Date, or (b) an advertising sales employee in the Media division of MSG Networks, MSG Networks will pay to Spinco an amount equal to the liability accrued by MSG Networks with respect to such Spinco Employee’s Admin Bonus as of the Distribution Date.
ARTICLE IX
INDEMNIFICATION
Section 9.1 Indemnification . All Liabilities retained or assumed by or allocated to MSG Networks or the MSG Networks Group pursuant to this Agreement shall be deemed to be “MSG Networks Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement, and all Liabilities retained or assumed by or allocated to Spinco or the Spinco Group pursuant to this Agreement shall be deemed to be “Spinco Liabilities” (as defined in the Distribution Agreement) for purposes of Article III of the Distribution Agreement.
ARTICLE X
GENERAL AND ADMINISTRATIVE
Section 10.1 Sharing of Information . MSG Networks and Spinco (acting directly or through their respective Subsidiaries) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Plans, to assist Spinco in obtaining its own insurance policies to provide benefits under Spinco Plans, and to determine the scope of, as well as fulfill, its obligations under this Agreement; provided , however , that, in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or agreement to which such Party or member of its Group is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, the Parties shall provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 10.1 in a manner that mitigates any such harm or consequence to the extent practicable, and the Parties agree to cooperate with each other and take such commercially reasonable steps as may be practicable to preserve the attorney-client privilege with respect to the disclosure of any such Information. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the same confidentiality requirements set forth in Section 4.4 of the Distribution Agreement.
Section 10.2 Reasonable Efforts/Cooperation . Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Authority.
Section 10.3 Non-Termination of Employment; No Third-Party Beneficiaries . No provision of this Agreement or the Distribution Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any MSG Networks Employee or Spinco Employee or other future, present, or former employee of any member of the MSG Networks Group or Spinco Group under any MSG Networks Plan or Spinco Plan or otherwise. This Agreement is solely for the benefit of the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons (including any employee or former employee of MSG Networks or Spinco or either of their respective Subsidiaries or any beneficiary or dependent thereof) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” that other agreement, plan, program, or document. This shall not prevent the Parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other person shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to another agreement, plan, program, or document unless the provision is explicitly designated as such in this Agreement, and the person is otherwise entitled to enforce the other agreement, plan, program, or document. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to another agreement, plan, program, or document, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision in this Agreement shall be void ab initio , thereby precluding it from having any amendatory effect. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of MSG Networks, Spinco or either of their respective Subsidiaries any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.
Section 10.4 Consent of Third Parties . If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner.
Section 10.5 Access to Employees . Following the Distribution Date, MSG Networks and Spinco shall, or shall cause each of their respective Subsidiaries to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between any member of the MSG Networks Group and any member of the Spinco Group) to which any employee, director or Plan of the MSG Networks Group or Spinco Group is a party and which relates to their respective Plans prior to the Distribution Date.

Section 10.6 Beneficiary Designation/Release of Information/Right to Reimbursement . To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Spinco Participants under MSG Networks Plans shall be transferred to and be in full force and effect under the corresponding Spinco Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Spinco Participant.
Section 10.7 Not a Change in Control . The Parties hereto acknowledge and agree that the transactions contemplated by the Distribution Agreement and this Agreement do not constitute a “change in control” for purposes of any MSG Networks Plan or Spinco Plan.
ARTICLE XI
MISCELLANEOUS
Section 11.1 Effect If Distribution Does Not Occur . Notwithstanding anything in this Agreement to the contrary, if the Distribution Agreement is terminated prior to the Distribution Date, then all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by MSG Networks and Spinco and neither Party shall have any Liability to the other Party under this Agreement.
Section 11.2 Complete Agreement; Construction . This Agreement, including the Exhibits, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
Section 11.3 Counterparts . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
Section 11.4 Survival of Agreements . Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
Section 11.5 Notices . All notices and other communications hereunder shall be in writing, shall reference this Agreement and shall be hand delivered or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To MSG Networks:
The Madison Square Garden Company (or, after the applicable name change, MSG Networks Inc.)
11 Penn Plaza
New York, New York 10001
Attention: President

To Spinco:
MSG Spinco, Inc. (or, after the applicable name change, The Madison Square Garden Company) Two Penn Plaza
New York, New York 10121
Attention: General Counsel
Section 11.6 Waivers . The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
Section 11.7 Amendments . Subject to the terms of Sections 11.8 and 11.10 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.
Section 11.8 Assignment . This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void; provided that either Party may assign this Agreement to a purchaser (by merger, sale of assets or otherwise) of all or substantially all of the properties and assets of such Party so long as such purchaser expressly assumes, in a written instrument in form reasonably satisfactory to the non-assigning Party, the due and punctual performance or observance of every agreement and covenant of this Agreement on the part of the assigning Party to be performed or observed. Any arrangement in violation of the provisions of this Section 11.8 shall be void.
Section 11.9 Successors and Assigns . The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 11.10 Subsidiaries . Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.
Section 11.11 Title and Headings . Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 11.12 Governing Law . THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
Section 11.13 Waiver of Jury Trial . The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

Section 11.14 Specific Performance . From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party to this Agreement who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Loss, that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 11.15 Severability . In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
[signature page follows]

IN WITNESS WHEREOF , the Parties have caused this Agreement to be duly executed as of the date first above written.

THE MADISON SQUARE GARDEN COMPANY
(to be renamed MSG Networks Inc.)

By:	/s/ James L. Dolan
Name: James L. Dolan
Title: Executive Chairman

MSG SPINCO, INC.
(to be renamed The Madison Square Garden Company)

By:	/s/ David O’Connor
Name: David O’Connor
Title: President and Chief Executive Officer
[Signature Page to Employee Matters Agreement]

Exhibit A
MSG Networks Retained Retirement Plans
MSG Holdings, L.P. Network Retirement Plan for Collective Bargaining Employees
MSG Holdings, L.P. 401(k) Union Plan (as Participating Company)
MSG Holdings, L.P. 401(k) Savings Plan (as Participating Company)
MSG Holdings, L.P. Excess Cash Balance Plan
MSG Holdings, L.P. Excess Retirement Plan
MSG Holdings, L.P. Excess 401(k) Savings Plan

Exhibit B
Spinco Retained Retirement Plans
MSG Holdings, L.P. Cash Balance Pension Plan
MSG Holdings, L.P. Retirement Plan for Licensed Ushers and Ticket Takers Local No. 176 of the Service Employees’ International Union, AFL-CIO
MSG Holdings, L.P. 401(k) Union Plan (as fiduciary and Participating Company)
MSG Holdings, L.P. 401(k) Savings Plan (as fiduciary and Participating Company)
Spinco Excess Cash Balance Plan
Spinco Excess Retirement Plan
Spinco Excess 401(k) Savings Plan

Exhibit C
MSG Networks Retained Multi-Employer Benefit Plans
Multi-Employer Benefit Plans with respect to the following unions:

1.	International Brotherhood of Electrical Workers, Local 1212
2.	American Federation of Television & Radio Artists, AFTRA
3.	Directors Guild of America, DGA
4.	Theatrical Protective Union Local One, International Alliance of Theatrical Stage Employees (IATSE)
5.	Union Local 100, IATSE

Exhibit D
Spinco Retained Multi-Employer Benefit Plans
Multi-Employer Benefit Plans with respect to the following unions:

1.	Theatrical Protective Union Local One, International Alliance of Theatrical Stage Employees (IATSE)
2.	International Brotherhood of Electrical Workers, Local 3
3.	International Union of Painters & Allied Trades, District Council 9
4.	International Union of Operating Engineers, Local 30
5.	Service Employees International Union, Local 32B/32J
6.	International Brotherhood of Firemen & Oilers, Local 56
7.	Hotel Employees & Restaurant Employees International Union, Local 100
8.	IATSE & Moving Picture Technicians, Local 306
9.	IATSE & Moving Picture Technicians, Artists and Allied Crafts of U.S., its territories and Canada
10.	United Brotherhood of Carpenters, New York District Council, Local 608
11.	Treasurers & Ticket Sellers Local 751, IATSE
12.	Theatrical Wardrobe Union Local 764, IATSE
13.	International Brotherhood of Teamsters, Local 817
14.	Associated Musicians of Greater New York, American Federation of Musicians, Local 802
15.	American Guild of Variety Artists, AGVA
16.	Actors Equity Association
17.	Local 798, IATSE
18.	Association of Theatrical Press Agents and Managers, IATSE
19.	Theatrical Stage Employees Local 2 of IATSE and Moving Picture Technicians, Artists and Allied Crafts of the U.S. and Canada
20.	Motion Picture Projectionists, Audio Visual Engineers & Computer Technicians, Local 110, IATSE
21.	Treasurers and Ticket Sellers Union, Local No. 750
22.	Theatrical Wardrobe Union Chicago, Local 769
23.	Teamsters Local Union, No. 714
24.	All qualified and nonqualified pension obligations related to the National Basketball Association and the National Hockey League.

Exhibit E
MSG Networks Health & Welfare Plans
MSG Networks Medical Plan
MSG Networks Dental Plan
MSG Networks Vision Plan
MSG Networks Flex Spending Healthcare
MSG Networks Flex Spending Dependent Care
MSG Networks Group Legal Plan
MSG Networks Short Term Disability Plan
MSG Networks Long Term Disability Plan
MSG Networks Life and AD&D Plan
MSG Networks Employee Assistance Plan
MSG Networks Commuter Benefits Program
MSG Networks 529 College Savings Program

Exhibit F
MSG Networks Union Relationships

1.	International Brotherhood of Electrical Workers, Local 1212
2.	American Federation of Television & Radio Artists, AFTRA
3.	Directors Guild of America, DGA
4.	Theatrical Protective Union Local One, International Alliance of Theatrical Stage Employees (IATSE)
5.	Union Local 100, IATSE

Exhibit G
Spinco Union Relationships

1.	Theatrical Protective Union Local One, International Alliance of Theatrical Stage Employees (IATSE)
2.	International Brotherhood of Electrical Workers, Local 3
3.	International Union of Painters & Allied Trades, District Council 9
4.	International Union of Operating Engineers, Local 30
5.	Service Employees International Union, Local 32B/32J
6.	International Brotherhood of Firemen & Oilers, Local 56
7.	Hotel Employees & Restaurant Employees International Union, Local 100
8.	IATSE & Moving Picture Technicians, Local 306
9.	IATSE & Moving Picture Technicians, Artists and Allied Crafts of U.S., its territories and Canada
10.	United Brotherhood of Carpenters, New York District Council, Local 608
11.	Treasurers & Ticket Sellers Local 751, IATSE
12.	Theatrical Wardrobe Union Local 764, IATSE
13.	International Brotherhood of Teamsters, Local 817
14.	Associated Musicians of Greater New York, American Federation of Musicians, Local 802
15.	American Guild of Variety Artists, AGVA
16.	Actors Equity Association
17.	Local 798, IATSE
18.	Association of Theatrical Press Agents and Managers, IATSE
19.	Theatrical Stage Employees Local 2 of IATSE and Moving Picture Technicians, Artists and Allied Crafts of the U.S. and Canada
20.	Motion Picture Projectionists, Audio Visual Engineers & Computer Technicians, Local 110, IATSE
21.	Treasurers and Ticket Sellers Union, Local No. 750
22.	Theatrical Wardrobe Union Chicago, Local 769
23.	Teamsters Local Union, No. 714
24.	National Basketball Association Players’ Association
25.	National Hockey League Players’ Association